Exhibit 99.1

Viad Corp Reports Results for the 2021 First Quarter

Business Activity is Increasing

and Financial Position Remains Strong

•	Advance bookings for lodging at Pursuit’s Glacier Park and Alaska Collections are pacing ahead of 2019
•	Pursuit’s collection of experiences is growing with three new attractions opening during the second and third quarters
•	GES is preparing to service large-scale exhibitions beginning in June with its more variable cost structure
•	Viad’s total available liquidity was approximately $220 million as of March 31, 2021

PHOENIX, May 4, 2021 -- Viad Corp (NYSE: VVI), a leading provider of experiential leisure travel and live events and marketing experiences, today reported financial results for the 2021 first quarter. The company continued its sharp focus on cash flow management, while making important progress on initiatives that will position the company for stronger results in 2021 and beyond.

Steve Moster, president and chief executive officer, commented, “As expected, our first quarter revenue was affected by pandemic-related restrictions and our team continued to respond incredibly well to maximize revenue, control costs and provide great service for our guests and clients. We ended the quarter in a strong liquidity position and we have taken additional actions to accelerate our recovery and position us for greater success as our industries recover. Notably, we continued to reduce GES’ facility footprint and we completed a great tuck-in acquisition to expand Pursuit’s portfolio of high-margin attractions.”

Moster continued, “With continued progress on the number of vaccinations, we are seeing increased demand and optimism for both leisure travel and in-person events. This is manifesting in strong advance bookings for rooms at Pursuit’s iconic locations, with room reservations pacing ahead of 2019 at the Glacier Park and Alaska Collections. Although Banff bookings remain constrained by the Canadian border closure, we firmly believe this iconic location will benefit from pent-up perennial demand once Canada re-opens its borders for international tourism. At GES, the recovery is also starting to unfold. Face-to-face events are taking place in some locations and Las Vegas recently approved large scale events beginning in June. Our clients remain eager to return to in-person events and our level of event bookings for the back half of 2021 is encouraging.”

First Quarter 2021 Results

First quarter revenue was $28.9 million, down from $294.7 million in the 2020 first quarter, primarily reflecting the impact of the COVID-19 pandemic on live events. GES revenue was down approximately

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93% from $281.1 million in the 2020 first quarter, as face-to-face event activity remained at minimal levels. Revenue from Pursuit was down approximately 28% from $13.5 million in the 2020 first quarter, as international travel remained constrained during this seasonally slow period. The first quarter net loss attributable to Viad was $43.2 million and our adjusted segment EBITDA* was negative $23.3 million, which included a $9.1 million gain on the sale of a GES warehouse facility.

* Refer to Table 2 of this press release for a discussion and reconciliation of this non-GAAP financial measure to its most directly comparable GAAP financial measure.

Regarding Pursuit, Moster commented, “At Pursuit, we maximized revenue and carefully managed costs during this seasonally slow quarter by focusing on strong demand from in-country leisure travelers and quickly adapting to varying regulatory restrictions due to the pandemic. The team did a great job taking care of our guests and optimizing utilization and rate across our experiences.”

Moster continued, “The first quarter is always a time when Pursuit readies itself for the peak summer tourism season and this year is no exception. In addition to preparing for the annual opening of our seasonal properties, we also recently opened our new Sky Lagoon geo-thermal spa attraction in Iceland on April 30. In early June, we will open the new Golden Skybridge attraction, which we acquired in March. And our new FlyOver Las Vegas attraction remains on schedule to open during the third quarter with a prime location on the Las Vegas Strip.”

Regarding GES, Moster commented, “GES continued to support clients primarily through virtual events and planning for future events during the first quarter. Our team has done a great job maintaining our strong customer relationships and bolstering our corporate client roster, all while maintaining our lower cost structure. We have used this temporary pause in our industry to drive important structural changes in our business that have freed up capital, reduced our fixed costs, and positioned GES to flex up when revenue returns with a more variable cost structure and improved margins.”

Liquidity and Capital Deployment

As of March 31, 2021, our total available liquidity was approximately $220 million, comprising approximately $35 million in unrestricted cash, approximately $140 million of available capacity on our revolving credit facility, and an additional $45 million available to us through a delayed draw commitment from Crestview Partners.

During the 2021 first quarter, our total available liquidity decreased by approximately $40 million. Our first quarter cash flow from operations was an outflow of approximately $33 million and our capital expenditures totaled $9.4 million, which included the development of Pursuit’s FlyOver Las Vegas attraction. Additionally, we raised net proceeds of $14.1 million from the sale of a GES warehouse and acquired a new attraction for Pursuit for $7.2 million net of cash acquired.

As of March 31, 2021, our debt totaled approximately $370 million, including approximately $301 million drawn on our $450 million revolving credit facility (which matures in October 2023) and financing lease obligations of approximately $63 million (which primarily comprises real estate leases at Pursuit), and approximately $6 million in debt at FlyOver Iceland. The financial covenants under our revolving credit facility have been waived through September 2022, during which time we are required to maintain minimum liquidity of $100 million (not including the delayed draw commitment from Crestview Partners).

Moster concluded, “The actions we have taken to solidify our liquidity position put us on solid financial footing with the ability to selectively invest in high-return growth projects at Pursuit like FlyOver Las Vegas and the Golden Skybridge. In this year of recovery, we remain committed to carefully managing

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our cash flows and being strong stewards of our capital to maximize shareholder value. I am confident that the strength, drive, creativity, and flexibility of our team will enable us to succeed this year and into the future.”

Conference Call Details

Viad will host a conference call on Tuesday, May 4, 2021, at 5:00 p.m. Eastern Time to review 2021 first quarter results. To join the live conference call, please register at least 10 minutes before the start of the call using the following link: http://www.directeventreg.com/registration/event/8545658. After registering, an email confirmation will be sent that includes dial-in information as well as unique codes for entry into the live call. Registration will be open throughout the call.

A live audio webcast of the call will also be available in listen-only mode through the “Investors” section of our website. A replay of the webcast will be available on our website shortly after the call and, for a limited time, by calling (800) 585-8367 or (404) 537-3406 and entering the conference ID 8545658.

About Viad

Viad (NYSE: VVI) is a leading provider of experiential leisure travel and live events and marketing experiences that generates revenue and shareholder value through two businesses: Pursuit and GES. Pursuit is a collection of inspiring and unforgettable travel experiences in Alaska, Montana, the Canadian Rockies, Vancouver, and Reykjavik, as well as new experiences in development in Las Vegas and Toronto. Pursuit’s collection includes attractions, lodges and hotels, and sightseeing tours that connect guests with iconic places. GES is a global, full-service live events company offering a comprehensive range of services to the world’s leading brands and event organizers. Our business strategy focuses on providing superior experiential services to our customers and sustainable returns on invested capital to our shareholders. Viad is an S&P SmallCap 600 company. For more information, visit www.viad.com.

Forward-Looking Statements

This press release contains a number of forward-looking statements. Words, and variations of words, such as “will,” “may,” “expect,” “would,” “could,” “might,” “intend,” “plan,” “believe,” “estimate,” “anticipate,” “deliver,” “seek,” “aim,” “potential,” “target,” “outlook,” and similar expressions are intended to identify our forward-looking statements. Similarly, statements that describe our business strategy, outlook, objectives, plans, intentions or goals also are forward-looking statements. These forward-looking statements are not historical facts and are subject to a host of risks and uncertainties, many of which are beyond our control, which could cause actual results to differ materially from those in the forward-looking statements.

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Important factors that could cause actual results to differ materially from those described in our forward-looking statements include, but are not limited to, the following:

•	the impact of the COVID-19 pandemic on our financial condition, liquidity, and cash flow;
•	our ability to anticipate and adjust for the impact of the COVID-19 pandemic on our businesses;
•	general economic uncertainty in key global markets and a worsening of global economic conditions;
•	travel industry disruptions;
•	our ability to successfully integrate and achieve established financial and strategic goals from acquisitions;
•	our dependence on large exhibition event clients;
•	the importance of key members of our account teams to our business relationships;
•	the competitive nature of the industries in which we operate;
•	unanticipated delays and cost overruns of our capital projects, and our ability to achieve established financial and strategic goals for such projects;
•	seasonality of our businesses;
•	transportation disruptions and increases in transportation costs;
•	natural disasters, weather conditions, and other catastrophic events;
•	our multi-employer pension plan funding obligations;
•	our exposure to labor cost increases and work stoppages related to unionized employees;
•	liabilities relating to prior and discontinued operations;
•	adverse effects of show rotation on our periodic results and operating margins;
•	our exposure to currency exchange rate fluctuations;
•	our exposure to cybersecurity attacks and threats;
•	compliance with laws governing the storage, collection, handling, and transfer of personal data and our exposure to legal claims and fines for data breaches or improper handling of such data; and
•	changes affecting the London Inter-bank Offered Rate and the Canadian Dollar Offered Rate.

For a more complete discussion of the risks and uncertainties that may affect our business or financial results, please see Item 1A, “Risk Factors,” of our most recent annual report on Form 10-K filed with the SEC. We disclaim and do not undertake any obligation to update or revise any forward-looking statement in this press release except as required by applicable law or regulation.

Contact

Carrie Long

Investor Relations

(602) 207-2681

ir@viad.com

# # #

VIAD CORP AND SUBSIDIARIES

TABLE ONE –QUARTERLY RESULTS

(UNAUDITED)

	Three months ended March 31,
($ in thousands, except per share data)	2021	2020	$ Change	% Change
Revenue:
GES (Note A)	$19,145	$281,135	$(261,990)	-93.2%
Pursuit	9,790	13,523	(3,733)	-27.6%
Total revenue	$28,935	$294,658	$(265,723)	-90.2%

Segment operating income (loss):
GES	$(19,904)	$10,858	$(30,762)	**
Pursuit	(18,321)	(20,274)	1,953	9.6%
Segment operating loss	(38,225)	(9,416)	(28,809)	**
Corporate eliminations	17	16	1	6.3%
Corporate activities (Note B)	(2,005)	(789)	(1,216)	**
Restructuring charges (Note C)	(2,826)	(851)	(1,975)	**
Impairment charges (Note D)	—	(88,380)	88,380	-100.0%
Other expense	(360)	(419)	59	14.1%
Net interest expense (Note E)	(5,085)	(3,939)	(1,146)	-29.1%
Loss from continuing operations before income taxes	(48,484)	(103,778)	55,294	53.3%
Income tax benefit (Note F)	3,045	15,797	(12,752)	-80.7%
Loss from continuing operations	(45,439)	(87,981)	42,542	48.4%
Income (loss) from discontinued operations (Note G)	348	(454)	802	**
Net loss	(45,091)	(88,435)	43,344	49.0%
Net loss attributable to noncontrolling interest	1,445	1,333	112	8.4%
Net loss attributable to redeemable noncontrolling interest	494	517	(23)	-4.4%
Net loss attributable to Viad	$(43,152)	$(86,585)	$43,433	50.2%

Amounts Attributable to Viad Common Stockholders:
Loss from continuing operations	$(43,500)	$(86,131)	$42,631	49.5%
Income (loss) from discontinued operations (Note G)	348	(454)	802	**
Net loss	$(43,152)	$(86,585)	$43,433	50.2%

Diluted loss per common share:
Loss from continuing operations attributable to Viad common shareholders	$(2.23)	$(4.27)	$2.04	47.8%
Income (loss) from discontinued operations attributable to Viad common shareholders	0.02	(0.02)	0.04	**
Net loss attributable to Viad common shareholders	$(2.21)	$(4.29)	$2.08	48.5%

Basic loss per common share:
Loss from continuing operations attributable to Viad common shareholders	$(2.23)	$(4.27)	$2.04	47.8%
Income (loss) from discontinued operations attributable to Viad common shareholders	0.02	(0.02)	0.04	**
Net loss attributable to Viad common shareholders	$(2.21)	$(4.29)	$2.08	48.5%

Common shares treated as outstanding for loss per share calculations:
Weighted-average outstanding common shares	20,370	20,215	155	0.8%
Weighted-average outstanding and potentially dilutive common shares	20,370	20,215	155	0.8%

** Change is greater than +/- 100 percent

VIAD CORP AND SUBSIDIARIES

TABLE ONE – NOTES TO QUARTERLY RESULTS

(UNAUDITED)

(A)

GES Revenue — In the third quarter of 2020, we identified prior period errors related to the recognition of revenue of our Corporate Accounts’ third-party services. Revenue from these services should have been recorded on a net basis to reflect only the fees received for arranging these services. Whereas previously, we recorded this revenue on a gross basis, thus overstating revenue and cost of services by the same amount. As a result, GES’ prior period revenue shown in this press release has been corrected to reflect this gross-to-net adjustment. We determined that the error is not material to the previously issued financial statements. The following table provides a reconciliation of originally reported revenue to the corrected figures for 2020:

	2020
	1st Quarter	2nd Quarter	3rd Quarter	4th Quarter
Total GES revenue as originally reported	$292,485	$25,599	$14,257	$18,695
Gross to net correction for GES	(11,350)	(796)	(265)	—
Total GES revenue as corrected	$281,135	$24,803	$13,992	$18,695
(B)

Corporate Activities — The increase in corporate activities expense during the three months ended March 31, 2021 was primarily due lower performance-based compensation expense in 2020 as we reduced our estimated performance achievement to zero as a result of the COVID-19 pandemic, offset in part by lower headcount in 2021.

(C)

Restructuring Charges — Restructuring charges during the three months ended March 31, 2021 were primarily related to facility closures at GES. In response to the COVID-19 pandemic in 2020, we accelerated our transformation and streamlining efforts at GES to significantly reduce costs and create a lower and more flexible cost structure focused on servicing our more profitable market segments. Restructuring charges during the three months ended March 31, 2020 were primarily related to the elimination of certain positions at GES and our corporate office in response to the COVID-19 pandemic.

(D)

Impairment Charges — Due to the deteriorating macroeconomic environment related to the COVID-19 pandemic, resulting in disruptions to our operations and the decline in our stock price, we recorded non-cash goodwill impairment charges of $72.7 million during the three months ended March 31, 2020 related to GES and Pursuit’s Glacier Park Collection reporting unit and a non-cash impairment charge to intangible assets of $15.7 million related to GES’ U.S. audio-visual production business.

(E)	Net Interest Expense — The increase in interest expense during the three months ended March 31, 2021 was primarily due to higher debt balances in 2021.
(F)

Income Tax Benefit – The effective tax rate was 6% for the three months ended March 31, 2021 and 15% for the three months ended March 31, 2020. The rate for the three months ended March 31, 2021 was lower than the blended statutory rate primarily as a result of excluding the tax benefit on losses recognized in the United States, United Kingdom, and other European countries where we have a valuation allowance. The rate for the three months ended March 31, 2020 was lower than the blended statutory rate due to no tax benefit recognized on some of the goodwill impairments.

(G)

Income (Loss) from Discontinued Operations — Income from discontinued operations during the three months ended March 31, 2021 was primarily due to an insurance recovery related to a previously sold operation, offset in part by legal expenses. Loss from discontinued operations during the three months ended March 31, 2020 was primarily due to legal expenses related to previously sold operations.

	Three months ended March 31,
($ in thousands, except per share data)	2021	2020	$ Change	% Change
Net loss attributable to Viad	$(43,152)	$(86,585)	$43,433	50.2%
Less: Allocation to nonvested shares	—	—	—	**
Convertible preferred stock dividends paid-in-kind[1]	(1,898)	—	(1,898)	**
Adjustment to the redemption value of redeemable noncontrolling interest	(56)	(126)	70	55.6%
Net loss allocated to Viad common shareholders	$(45,106)	$(86,711)	$41,605	48.0%

Weighted-average outstanding common shares[1]	20,370	20,215	155	0.8%

Basic loss per common share attributable to Viad common shareholders	$(2.21)	$(4.29)	$2.08	48.5%

1 When calculating basic income (loss) per share and diluted loss per share, dividends paid in kind on convertible preferred stock are deducted from the reported net income (loss) for the period and there is no adjustment to the number of common shares outstanding to reflect the potential future conversion of the outstanding preferred shares. When calculating diluted net income per share, the outstanding preferred shares (as if converted at the beginning of the period) are added to the common shares outstanding and there is no adjustment to the reported net income for any dividends paid in kind. The following table shows the outstanding preferred stock expressed in common shares as if converted:

	Three months ended March 31,
Convertible preferred stock as if converted (in thousands):	2021	2020
Beginning of the period	6,494	—
New shares issued	—	—
Dividends paid in kind	89	—
End of the period	6,583	—

** Change is greater than +/- 100 percent

VIAD CORP AND SUBSIDIARIES

TABLE TWO – NON-GAAP FINANCIAL MEASURES

(UNAUDITED)

IMPORTANT DISCLOSURES REGARDING NON-GAAP FINANCIAL MEASURES

This document includes the presentation of “Income/(Loss) Before Other Items”, “Adjusted EBITDA”, “Adjusted Segment EBITDA” and “Adjusted Segment Operating Income/(Loss)”, which are supplemental to results presented under accounting principles generally accepted in the United States of America (“GAAP”) and may not be comparable to similarly titled measures presented by other companies. These non-GAAP measures are utilized by management to facilitate period-to-period comparisons and analysis of Viad’s operating performance and should be considered in addition to, but not as substitutes for, other similar measures reported in accordance with GAAP. The use of these non-GAAP financial measures is limited, compared to the GAAP measure of net income attributable to Viad, because they do not consider a variety of items affecting Viad’s consolidated financial performance as reconciled below. Because these non-GAAP measures do not consider all items affecting Viad’s consolidated financial performance, a user of Viad’s financial information should consider net income attributable to Viad as an important measure of financial performance because it provides a more complete measure of the Company’s performance.

Income/(Loss) Before Other Items and Adjusted Segment Operating Income/(Loss) are considered useful operating metrics, in addition to net income attributable to Viad, as potential variations arising from non-operational expenses/income are eliminated, thus resulting in additional measures considered to be indicative of Viad’s performance. Management believes that the presentation of Adjusted EBITDA and Adjusted Segment EBITDA provide useful information to investors regarding Viad’s results of operations for trending, analyzing and benchmarking the performance and value of Viad’s business. Management also believes that the presentation of Adjusted Segment EBITDA for acquisitions and other major capital projects enables investors to assess how effectively management is investing capital into major corporate development projects, both from a valuation and return perspective.

	Three months ended March 31,
($ in thousands)	2021	2020	$ Change	% Change
Loss before other items:
Net loss attributable to Viad	$(43,152)	$(86,585)	$43,433	50.2%
(Income) loss from discontinued operations attributable to Viad	(348)	454	(802)	**
Loss from continuing operations attributable to Viad	(43,500)	(86,131)	42,631	49.5%
Restructuring charges, pre-tax	2,826	851	1,975	**
Impairment charges, pre-tax	—	88,380	(88,380)	-100.0%
Acquisition-related costs and other non-recurring expenses, pre-tax (Note A)	1,818	1,200	618	51.5%
Tax benefit on above items	(177)	(12,876)	12,699	98.6%
Loss before other items	$(39,033)	$(8,576)	$(30,457)	**

(per diluted share)
Loss before other items:
Net loss attributable to Viad	$(2.21)	$(4.29)	$2.08	48.5%
(Income) loss from discontinued operations attributable to Viad	(0.02)	0.02	(0.04)	**
Loss from continuing operations attributable to Viad	(2.23)	(4.27)	2.04	47.8%
Restructuring charges, pre-tax	0.14	0.04	0.10	**
Impairment charges, pre-tax	—	4.37	(4.37)	-100.0%
Acquisition-related costs and other non-recurring expenses, pre-tax (Note A)	0.09	0.06	0.03	50.0%
Tax benefit on above items	(0.01)	(0.63)	0.62	98.4%
Equity related adjustments (Note B)	0.09	0.01	0.08	**
Loss before other items	$(1.92)	$(0.42)	$(1.50)	**

(A)	Acquisition-related costs and other non-recurring expenses include:
	Three months ended March 31,
($ in thousands)	2021	2020	$ Change	% Change
Acquisition integration costs - Pursuit[1]	$1	$70	$(69)	-98.6%
Acquisition transaction-related costs - Pursuit[1]	208	(14)	222	**
Acquisition transaction-related costs - Corporate[2]	35	148	(113)	-76.4%
Attraction start-up costs[1,3]	1,564	996	568	57.0%
Other non-recurring expenses[4]	10	—	10	**
Acquisition-related and other non-recurring expenses, pre-tax	$1,818	$1,200	$618	51.5%

1 Included in segment operating income (loss)

2 Included in corporate activities

3 Includes costs related to the development of Pursuit’s new FlyOver attractions in Iceland, Las Vegas, and Toronto and the Sky Lagoon in Iceland.

4 Includes advisory fees related to Viad’s capital raise and credit facility amendment in response to the COVID-19 pandemic.

(B)	Equity related adjustments include convertible preferred stock dividends and an adjustment to the redemption value of redeemable noncontrolling interest.

** Change is greater than +/- 100 percent

VIAD CORP AND SUBSIDIARIES

TABLE TWO – NON-GAAP FINANCIAL MEASURES (CONTINUED)

(UNAUDITED)

Organic - The term “organic” is used within this document to refer to results without the impact of exchange rate variances and acquisitions, if any, until such acquisitions are included in the entirety of both comparable periods. The impact of exchange rate variances (or “FX Impact”) is calculated as the difference between current period activity translated at the current period’s exchange rates and the comparable prior period’s exchange rates. Management believes that the presentation of “organic” results permits investors to better understand Viad’s performance without the effects of exchange rate variances or acquisitions.

	Three months ended March 31, 2021				Three months ended March 31, 2020
($ in thousands)	As Reported	Acquisitions (Note A)	FX Impact	Organic	As Reported	Acquisitions (Note A)	Organic
Viad Consolidated:
Revenue	$28,935	—	$775	$28,160	$294,658	—	$294,658
Net loss attributable to Viad	$(43,152)				$(86,585)
Net loss attributable to noncontrolling interest	(1,445)				(1,333)
Net loss attributable to redeemable noncontrolling interest	(494)				(517)
(Income) loss from discontinued operations	(348)				454
Income tax benefit	(3,045)				(15,797)
Net interest expense	5,085				3,939
Other expense	360				419
Impairment charges	—				88,380
Restructuring charges	2,826				851
Corporate activities expense	2,005				789
Corporate eliminations	(17)				(16)
Segment operating loss	$(38,225)	$(75)	$(843)	$(37,307)	$(9,416)	$—	$(9,416)
Attraction start-up costs (B)	1,564	75	—	1,489	996	—	996
Integration costs	1	—	—	1	70	—	70
Acquisition transaction-related costs	208	—	20	188	(14)	—	(14)
Adjusted segment operating loss	(36,452)	—	(823)	(35,629)	(8,364)	—	(8,364)
Segment depreciation	10,890	—	296	10,594	12,122	—	12,122
Segment amortization	2,275	—	44	2,231	3,109	—	3,109
Adjusted Segment EBITDA	$(23,287)	$—	$(483)	$(22,804)	$6,867	$—	$6,867
Adjusted segment operating margin	**		**	**	-2.8%		-2.8%
Adjusted segment EBITDA margin	-80.5%		-62.3%	-81.0%	2.3%		2.3%

GES:
Revenue	$19,145	$—	$232	$18,913	$281,135	$—	$281,135
Segment operating income (loss)	$(19,904)	$—	$(301)	$(19,603)	$10,858	$—	$10,858
Adjusted segment operating income (loss)	(19,904)	—	(301)	(19,603)	10,858	—	10,858
Depreciation	4,433	—	53	4,380	5,902	—	5,902
Amortization	1,245	—	7	1,238	2,312	—	2,312
Adjusted Segment EBITDA	$(14,226)	$—	$(241)	$(13,985)	$19,072	$—	$19,072
Adjusted segment operating margin	**		**	**	3.9%		3.9%
Adjusted segment EBITDA margin	-74.3%		**	-73.9%	6.8%		6.8%

Pursuit:
Revenue	$9,790	$—	$543	$9,247	$13,523	$—	$13,523
Segment operating loss	$(18,321)	$(75)	$(542)	$(17,704)	$(20,274)	$—	$(20,274)
Integration costs	1	—	—	1	70	—	70
Acquisition transaction-related costs	208	—	20	188	(14)	—	(14)
Attraction start-up costs (B)	1,564	75	—	1,489	996	—	996
Adjusted segment operating loss	(16,548)	—	(522)	(16,026)	(19,222)	—	(19,222)
Depreciation	6,457	—	243	6,214	6,220	—	6,220
Amortization	1,030	—	37	993	797	—	797
Adjusted Segment EBITDA	$(9,061)	$—	$(242)	$(8,819)	$(12,205)	—	$(12,205)
Adjusted segment operating margin	**		-96.1%	**	**		**
Adjusted segment EBITDA margin	-92.6%		-44.6%	-95.4%	-90.3%		-90.3%

(A)	Acquisitions include the Golden Skybridge (acquired March 2021) for Pursuit.
(B)	Includes costs related to the development of Pursuit’s new FlyOver attractions in Las Vegas and Toronto, and the Sky Lagoon in Iceland.